EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this annual report (Form 10-KSB) of August Financial Holding Company, Inc. and Subsidiaries of our report dated March 24, 2003, included in the 2002 Annual Report to Shareholders of August Financial Holding Company, Inc. and Subsidiaries.

/s/ Kostin, Ruffkess & Company, LLC

Kostin, Ruffkess & Company, LLC

Farmington, Connecticut

March 24, 2003